UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 15, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Adoption of Executive Incentive Plan Performance Goals for the First Half of Calendar Year 2007
          On January 15, 2007, based upon the recommendation of its Compensation Committee (the “Committee”), the Board of Directors of the Company (the “Board”) established performance goals under Lam’s 2004 Executive Incentive Plan for the first half of calendar year 2007 for Stephen G. Newberry, the Company’s Chief Executive Officer. The performance goals included financial, operating and marketing objectives. Financial goals included revenue, gross margin and operating profit targets. Non-financial targets included certain market position objectives. Mr. Newberry’s target incentive amount is 100% of his salary. Actual incentive awards may range from zero to 2.55 times the target amount based on both corporate and individual performance factors. To the extent that the actual performance (whether corporate or individual) falls below predetermined performance targets, incentive awards are determined as a declining percentage of the target incentive amount. No incentive awards are paid under the incentive plan if predetermined minimum financial performance targets are not met.
          On January 15, 2007, the Committee also established corporate performance goals for the first half of its calendar year 2007 incentive plan for its named executive officers other than the Chief Executive Officer and Executive Chairman, including Martin B. Anstice, Nicolas J. Bright and Ernest E. Maddock. The 2007 incentive plan provides for the payment of incentive bonuses upon achievement of certain corporate, organizational and individual performance objectives. The corporate performance objective is based on the Company’s operating profit. Each officer was assigned a target percentage of his or her base salary for the period, and the calculated incentive amounts may range from zero to 2.55 times the target amounts based on the achievement of the specified performance objectives. The calculated bonus amounts will vary to the extent that the actual performance exceeds or falls below performance targets. The amount of the final incentive payments is subject to the discretion of the Committee and may vary from the calculated incentive amount. The performance goals established for the first half of the year shall continue for the second half of the year unless the Committee determines to revise the goals for the second half of 2007.
Adoption of Multi-Year Cash Incentive Plan Performance Goals
          On January 15, 2007, based on the recommendations of the Committee, the Board established performance goals and award amounts for 2007, the second calendar year of its 2006/2007 Multi-Year Incentive Plan (“2006/2007 MYIP”) and the first calendar year of its 2007/2008 Multi-Year Incentive Plan (“2007/2008 MYIP”) for Mr. Newberry. The Committee also established performance goals and award amounts for the second calendar year of the 2006/2007 MYIP and the first calendar year of the 2007/2008 MYIP for the Company’s named executive officers listed above.
          The 2006/2007 MYIP is based on company performance during calendar years 2006 and 2007, and awards will vest and be paid in 2008. The 2007/2008 MYIP is based on company performance during calendar years 2007 and 2008, and awards will vest and be paid in 2009.
          Award amounts will be calculated quarterly based on Lam’s operating profits and the amounts so calculated may be enhanced based upon a stock price performance factor.
           Individual target amounts based upon revenue targets were established for each participant. Actual award accruals may vary from 0 to approximately 2.5 times the target amounts depending upon the operating profit and stock performance metrics, as applicable. The Committee also retains discretion to reduce amounts that would otherwise be accrued under the programs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 19, 2007

LAM RESEARCH CORPORATION
By:	/s/ Martin Anstice
Martin Anstice
Group Vice President, Chief Financial Officer and Chief Accounting Officer